Exhibit 16.1

October 5, 2022

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Virco Mfg. Corporation’s Form 8-K dated October 5, 2022, and have the following comments:

1. We agree with the statements made in the second sentence of the second paragraph and the third and fourth paragraphs.

2. We have no basis on which to agree or disagree with the other statements made.

Yours truly,
/s/ DELOITTE & TOUCHE LLP